Exhibit 4.2

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 29th day of June, 2021, by and among Turnstone Biologics Corp., a Delaware corporation (the “Company”), and each of the stockholders listed on Schedule A hereto, each of which is referred to in this Agreement as a “Stockholder” and any Additional Purchaser (as defined in the Purchase Agreement) that becomes a party to this Agreement in accordance with Section 6.9 hereof.

WHEREAS, certain of the Stockholders (the “Existing Stockholders”) hold shares of Preferred Stock and/or shares of Common Stock and possess registration rights, information rights, rights of first offer, and/or other rights pursuant to that certain Amended and Restated Investors’ Rights Agreement dated as of January 4, 2019 by and among the Company and such Existing Stockholders (the “Prior Agreement”); and

WHEREAS, the Existing Stockholders represent the Preferred Stock Majority (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Stockholders are parties to that certain Series D Preferred Stock Purchase Agreement dated as June 29, 2021 by and among the Company and such Stockholders (the “Purchase Agreement”), under which certain of the Company’s and such Stockholders’ obligations are conditioned upon the execution and delivery of this Agreement by such Stockholders, the Preferred Stock Majority (as defined in the Prior Agreement), and the Company.

NOW, THEREFORE, the Existing Stockholders hereby agree that the Prior Agreement shall be amended and restated, and the parties to this Agreement further agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1 “Academic Founder” means John Bell.

1.2 “Academic Institutes” means each of Children’s Hospital of Eastern Ontario Research Institute Inc., Ottawa Hospital Research Institute and McMaster University.

1.3 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital or other investment fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.4 “Board of Directors” means the board of directors of the Company.

1.5 “Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock and Preferred Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a Stockholder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.6 “Certificate of Incorporation” means the Company’s Second Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.7 “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.8 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the development of immuno-oncology therapies, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than fifty (50)% of the outstanding equity of any Competitor; provided, that each of (i) PFM and its Affiliates, (ii) Point72 and its Affiliates, (iii) CaaS Capital Master Fund LP and its Affiliates, (iv) Eventide Healthcare & Life Sciences Fund, (v) Surveyor, (vi) Versant and its Affiliates, (vii) OrbiMed Private Investments VI, LP and its Affiliates, (viii) F-Prime Capital Partners Healthcare Fund V LP and its Affiliates, (ix) Quantum Maraba LP and its Affiliates and (x) Takeda Ventures, Inc., shall not be deemed Competitors of the Company.

1.9 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law or other applicable securities laws, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state or other applicable securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state or other applicable securities law.

1.10 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.11 “Eligible Stockholder” means, as of the relevant time of reference, any Stockholder, together with such Stockholder’s Prospective Transferees (as defined in the ROFR Agreement) who are also Stockholders, who holds at least 1,681,277 shares of Preferred Stock and/or Common Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.13 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.14 “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.15 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.16 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.17 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.18 “Holder” means (i) each Investor (ii) any Affiliate or Permitted Transferee (as defined in the ROFR Agreement) of a Holder that is issued additional shares in the capital of the Company subsequent to the date of this Agreement and (iii) any other permitted Person to whom the rights under this agreement have been transferred by any Holder (or their respective successors or permitted assigns) in accordance with Subsection 6.1.

1.19 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.20 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.21 “Investor” means any of the persons named on Schedule B hereto.

1.22 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.23 “Key Employee” means any executive-level employee.

1.24 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exercisable for such equity securities.

1.25 “OrbiMed” means OrbiMed Private Investments VI, LP.

1.26 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.27 “PFM” means PFM Healthcare Master Fund, L.P., Partner Investments, L.P., PFM Healthcare Growth Equity Holdings I, LLC, and PFM Healthcare Growth Equity Fund I, LP (“PFM Growth Equity”) upon transfer of any shares of capital stock of the Company held by PFM Healthcare Growth Equity Holdings I, LLC to PFM Growth Equity.

1.28 “Point72” means Point72 Biotech Private Investments, LLC.

1.29 “Preferred Director” means any director of the Company that any holders of record of the Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Certificate of Incorporation.

1.30 “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

1.31 “Preferred Stock Majority” means the holders of a majority of the aggregate shares of Common Stock issued or issuable on conversion of the shares of Preferred Stock.

1.32 “Registrable Securities” means, with respect to any Holder, (i) the Common Stock issuable or issued to such Holder upon conversion of such Holder’s Preferred Stock or as a dividend or other distribution on such Preferred Stock or with respect to, in exchange for, or in replacement of such Preferred Stock; and (ii) any Common Stock or other securities of the Company issued as a dividend or other distribution on such Common Stock or other securities that are Registrable Securities pursuant to (i) above, or with respect to, in exchange for or in replacement of any of the Common Shares or other securities that are Registrable Securities pursuant to (i) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.12 of this Agreement.

1.33 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.34 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.11(b) hereof.

1.35 “ROFR Agreement” means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement between the Company and the Stockholders, dated as of the date hereof, as amended from time to time.

1.36 “SEC” means the Securities and Exchange Commission.

1.37 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.38 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.39 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.40 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.41 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.42 “Series B-1 Preferred Stock” means shares of the Company’s Series B-1 Preferred Stock, par value $0.001 per share.

1.43 “Series B-2 Preferred Stock” means shares of the Company’s Series B-2 Preferred Stock, par value $0.001 per share.

1.44 “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.001 per share.

1.45 “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.001 per share.

1.46 “Surveyor” means Citadel Multi-Strategy Equities Master Fund Ltd. and its Affiliates.

1.47 “Versant” means, collectively, Versant Venture Capital V, L.P., Versant Ophthalmic Affiliates Fund I, L.P., Versant Affiliates Fund V, L.P., Versant Venture Capital V (Canada), LP and Versant Vantage II, L.P.

1.48 “Voting Agreement” means the Second Amended and Restated Voting Agreement between the Company and the Stockholders, dated as of the date hereof, as amended from time to time.

2.	Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least twenty-five percent (25%) of the Registrable Securities then outstanding, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from one or more of the Holders of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (a “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by the Initiating Holders and any other Holders, as specified by notice given by each such Holder to the Company within ten (10) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) if the Company has effected two (2) registrations pursuant to Subsection 2.1(a) or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) unless the Initiating Holders are able to register and sell at least 80% of the Registrable Securities requested to be included in such registration and the applicable registration statement has been declared effective by the SEC.

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly (and in any event, no later than 30 days prior to the filing of the registration statement in connection with such registration) give each Holder notice of such registration. Upon the request of each Holder given within ten (10) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the holders of a majority of the Registrable Securities included in any S-1 or S-3 Registration Statement, as applicable, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting in form and substance satisfactory to the Initiating Holders, acting reasonably. Notwithstanding any other provision of this Subsection 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest “round number” integral.

(b) In connection with any offering involving an underwriting of shares of the Company’s Capital Stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. Notwithstanding the foregoing sentence, the underwriter(s) will be selected by the Company subject to the reasonable approval of the holders of a majority of the Registrable Securities requesting to be included in any Company Registration, and the underwriting shall be pursuant to an underwriting agreement in customary form with the underwriter(s) selected for such underwriting in form and substance satisfactory to the Holders of Registrable Securities requesting to be included in any Company Registration, acting reasonably. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest “round number” integral. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty-five percent (25%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than 25% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included, or if the total number of Registrable Securities proposed for inclusion in such underwriting was less than 25% of the total number of securities included in such underwriting, such lower percentage amount).

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its best efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed, or if the Company’s securities are not then listed, on a securities exchange or national market system selected by the Holders of a majority of the Registrable Securities;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) at the request of any Holder requesting registration of Registrable Securities (other than under a Company Registration), on the date that such Registrable Securities are delivered to the underwriters for sale in connection with such a registration, if such securities are being sold through underwriters, use its best efforts to cause to be delivered: (i) an opinion, dated such date, of the counsel representing the Corporation for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and the Holders requesting registration of Registrable Securities; (ii) a letter dated such date, from the auditors of the Corporation, in form and substances as is customarily given by auditors to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; and (iii) such corporate certificates and other documents and instruments, each dated such date, as are customarily furnished to underwriters in an underwritten public offering or as such Holders may otherwise reasonably request, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

(i) use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a registration statement, and, if such an order is issued, to use its best efforts to obtain the withdrawal of such order as soon as possible and to notify each Holder who holds Registrable Securities being sold (or, in the event of any underwritten offering, the underwriters) of the issuance of such order and the resolution thereof;

(j) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(k) hold in confidence and not make any disclosure of information concerning a Holder provided to the Company unless: (i) disclosure of such information is necessary to comply with securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any registration statement, (iii) the release of such information is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement; and the Company agrees that it shall, upon learning that disclosure of such information concerning a Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to such Holder prior to making such disclosure, and allow the Holder, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information;

(l) within a reasonable time before each filing of the registration statement or prospectus or amendments or supplements thereto with the SEC, furnish to one counsel, selected by the holders of the majority of Registrable Securities included in such registration, copies of such documents proposed to be filed, which documents shall be subject to the approval of such counsel with such approval not to be unreasonably withheld, conditioned or delayed;

(m) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, in each case as soon as practicable, but not later than 30 days after the close of the period covered thereby, an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any comparable successor provisions);

(n) in connection with an underwritten offering, participate, to the extent reasonably requested by the managing underwriter for the offering or the Holders, in customary efforts to sell the securities being offered, and cause such steps to be taken as to ensure such good faith participation of senior management officers of the Company in “road shows” as is customary;

(o) permit any Holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an “underwriter” (as such term is defined in applicable securities laws) or a “controlling person” (as such term is defined in applicable securities laws) of the Company, to participate in the preparation of such registration statement and to require the insertion therein of language furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(p) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(q) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus;

(r) as soon as practicable after becoming aware of such an event notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under applicable securities laws, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing or if it is necessary to amend or supplement such prospectus to comply with applicable securities laws, and to use its best efforts to promptly prepare a supplement or amendment of such document correcting such untrue statement or eliminate such omission and so that such document, as amended or supplemented, will comply with applicable securities laws, and furnish to each Holder as many copies of such supplement or amendment as each such Holder may request; and

(s) otherwise use its best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the Holders (“Selling Holder Counsel”) selected by the Preferred Stock Majority, shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 (other than fees and disbursements of counsel to any Holder, other than the Selling Holder Counsel, which shall be borne and paid by the Company as provided in this Subsection 2.6) shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder (and in the case of a Holder that is a limited partnership, of the general partner of such Holder); legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such

Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel selected by the indemnifying parties (and approved by the indemnified party, such approval not to be unreasonably withheld); provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Preferred Stock Majority enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) provide to such holder or prospective holder the right to include securities in any registration or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights granted to the Holders of the Registrable Securities in this agreement.

2.11 Restrictions on Transfer.

(a) The securities of the Company held by Stockholders shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Stockholder will cause any proposed purchaser, pledgee, or transferee of the securities held by such Stockholder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate, instrument, or book entry representing the securities of the Company held by Stockholders, shall (unless otherwise permitted by the provisions of Subsection 2.11(c) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Stockholders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.11.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Stockholder thereof shall give notice to the Company of such Stockholder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Stockholder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company (it being understood that internal securities counsel of Surveyor and Choate, Hall & Stewart LLP shall be deemed acceptable for transfers by Surveyor), addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Stockholder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Stockholder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Stockholder distributes Restricted Securities to an Affiliate of such Stockholder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.11. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.11(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Stockholder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act. Nowithstanding anything herein to the contrary, the Company shall be obligated to reissue promptly un-legended certificates or an un-legended book entry position, as applicable, at the request of any holder thereof if (1) the Company has completed its IPO, (2) the holder is no longer subject to a lockup agreement with the Company or the underwriters in connection with such IPO, (3) the Holder is not an “affiliate” of the Company as defined under SEC Rule 144, and (4) the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company or counsel to the holder) reasonably acceptable to the Company (it being understood that internal securities counsel of Surveyor and Choate, Hall & Stewart LLP shall be deemed acceptable with respect to Surveyor) to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend. For the avoidance of doubt, a customary arrangement in connection with the deposit of Registrable Securities in a non-margin custodial account shall not be deemed a sale, transfer or pledge for purposes of this Agreement so long as such registrable securites are in certificated form (it being understood that the Company may require the exchange of any such certificated securities for book-entry shares upon the IPO).

(d) Nothing in this Subsection 2.11 shall limit any restrictions on the sale or transfer of securities of the Company set forth in the ROFR Agreement, which restrictions shall be in addition to the restrictions set forth in this Agreement.

2.12 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a) The closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation;

(b) the date upon which such Holder no longer holds any Registrable Securities, but only in respect of such Holder;

(c) such time after consummation of the IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all such Holder’s shares without limitation during a three-month period without registration; and

(d) the fifth anniversary of the IPO.

3.	Information and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Eligible Stockholder, provided that the Board of Directors has not reasonably determined that such Eligible Stockholder is a Competitor of the Company:

(a) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements for such fiscal year shall be audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e) as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Eligible Stockholders to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(f) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Eligible Stockholder may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to (i) provide information that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) provide information the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Investor, Academic Institute and Academic Founder that holds shares of Capital Stock (provided that the Board of Directors has not reasonably determined that any such Stockholder is a Competitor of the Company), at such Stockholder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Stockholder; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights.

(a) At any time when the Academic Founder who is then providing services to the Company as an employee, officer or consultant is not serving on the Board of Directors, the Company shall invite the Academic Founder to attend all meetings of the Board of Directors in a nonvoting, nonspeaking observer capacity and, in this respect, shall give the Academic Founder copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that the Academic Founder shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company, upon the approval of a majority of the members of the Board of Directors, reserves the right to withhold any information and to exclude the Academic Founder from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or could result in disclosure of trade secrets and/or other confidential information, a breach of the fiduciary duties of the Board of Directors, or a conflict of interest, or if the Academic Founder is employed by, or is otherwise providing services to, a Competitor of the Company.

(b) Until the first time that OrbiMed and its Affiliates collectively cease to hold at least 3,948,517 shares of Preferred Stock and/or Common Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), the Company shall invite a representative of OrbiMed to attend all meetings of the Board of Directors in a nonvoting, nonspeaking observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company, upon the approval of a majority of the members of the Board of Directors, reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or could result in disclosure of trade secrets and/or other confidential information, a breach of the fiduciary duties of the Board of Directors, or a conflict of interest.

(c) Until the first time that F-Prime Capital Partners Healthcare Fund V LP (“F-Prime”) and its Affiliates collectively cease to hold at least 3,948,517 shares of Preferred Stock and/or Common Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), the Company shall invite a representative of F-Prime to attend all meetings of the Board of Directors in a nonvoting, nonspeaking observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company, upon the approval of a majority of the members of the Board of Directors, reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or could result in disclosure of trade secrets and/or other confidential information, a breach of the fiduciary duties of the Board of Directors, or a conflict of interest.

(d) Until the first time that FACIT, Inc. (“FACIT”) and its Affiliates collectively cease to hold at least 3,948,517 shares of Preferred Stock and/or Common Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), the Company shall invite a representative of FACIT to attend all meetings of the Board of Directors in a nonvoting, nonspeaking observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company, upon the approval of a majority of the members of the Board of Directors, reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or could result in disclosure of trade secrets and/or other confidential information, a breach of the fiduciary duties of the Board of Directors, or a conflict of interest.

3.4 Termination of Information and Observer Rights. The covenants set forth in Subsection 3.1, Subsection 3.2, and Subsection 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO (as defined in the Certificate of Incorporation) or (ii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

3.5 Confidentiality. Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Stockholder), (b) is or has been independently developed or conceived by such Stockholder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any

Registrable Securities from such Stockholder, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any Affiliate, Permitted Transferee (as defined in the ROFR Agreement), general partner, limited partner, investment manager, member, stockholder, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) as reasonably required to be disclosed by a Stockholder to protect its interests in connection with any legal proceeding under this Agreement; or (v) as may otherwise be required by law, regulation, rule, court order, stock exchange rule or subpoena, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; provided, further, that no such notice of disclosure shall be required in connection with any routine or periodic examination or similar process by any regulatory or self-regulatory body or authority not specifically directed at the Company or the confidential information obtained from the Company pursuant to the terms of this Agreement including, without limitation, quarterly or annual financial statements provided by the Company.

4.	Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor. An Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and Permitted Transferees (as defined in the ROFR Agreement) and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Investor (“Investor Beneficial Owners”); provided that each such Affiliate, Permitted Transferee or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors and (y) agrees to enter into this Agreement and each of the Voting Agreement and ROFR Agreement as a “Stockholder” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as an Eligible Stockholder or as an Investor under Subsections 3.1 and 3.2 and 4.1 hereof).

(a) The Company shall give notice (the “Offer Notice”) to each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion of the Preferred Stock then held by such Investor) bears to the result of the total number of shares of Common Stock of the Company held by all Stockholders (assuming full conversion of all Preferred Stock). At the expiration of such twenty (20) day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Investors were entitled to subscribe but that were not subscribed for by the Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion of Preferred Stock then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion of the Preferred Stock then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of one hundred twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the one hundred twenty (120) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice, provided that each such Person agrees to enter into this Agreement and each of the Voting Agreement and ROFR Agreement as a “Stockholder” under each such agreement. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Subsection 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation) and (ii) the issuance of shares of Series D Preferred Stock to additional purchasers pursuant to Subsection 1.2(b) of the Purchase Agreement.

4.2 Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO (as defined in the Certificate of Incorporation) or (ii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

5.	Additional Covenants.

5.1 Insurance. The Company shall obtain, within ninety (90) days of the date hereof, and maintain, as applicable, from financially sound and reputable insurers, Directors and Officers liability insurance and term “key-person” insurance on Sammy Farah, Timothy Langer and José Manuel Otero, each in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board of Directors including a majority of the Preferred Directors. Notwithstanding any other provision of this Section 5.1 to the contrary, for so long as a Preferred Director (as defined in the Certificate of Incorporation) is serving on the Board of Directors, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount of at least three (3) million dollars unless approved by a majority of the Preferred Directors, and the Company shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to the Preferred Directors a certification that such a Directors and Officers liability insurance policy remains in effect.

5.2 Employee Agreements. The Company will cause (i) each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) each Key Employee to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form approved by the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of a majority of the Preferred Directors.

5.3 Employee Stock Unless otherwise approved by the Board of Directors, including a majority of the Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Capital Stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal installments over the following thirty-six (36) months, with double-trigger acceleration permitted at the discretion of the Board of Directors, and (ii) a market stand-off provision substantially similar to that in the ROFR Agreement. Without the prior approval by the Board of Directors, including a majority of the Preferred Directors, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Subsection 5.3. In addition, unless otherwise approved by the Board of Directors, the Company shall retain (and not waive) a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. Unless waived by all directors, written or electronic notice of any meetings of the Board of Directors shall be given to each director at least five (5) business days prior to the scheduled date of such meeting of the Board of Directors. Meetings of the Board of Directors may be called by the Company or any member of the Board of Directors. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors or any committee thereof. The Board of Directors shall cause to be established, as soon as practicable after such request, and will maintain, an audit committee (with authority to review and approve (subject to final approval by the Board of Directors) all financial statements and accounting policies of the Company) and a compensation committee (with authority to review and approve senior management compensation and employee benefits (including the issuance of stock options or other equity incentives under any equity incentive plan), each of which shall consist of at least three directors, a majority of whom shall be Preferred Directors. At each meeting of the Board of Directors, unless waived unanimously by the Board of Directors, the chief executive officer of the Company (or any similar office) shall report fully to the Board of Directors with respect to the current status of the operations of the Company and with respect to all major developments or planned action involving the Company and complete current financial information with respect to the Company and such information as may be requested by the Board of Directors.

5.5 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

5.6 Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Voting Agreement), the reasonable fees and disbursements, not to exceed $75,000 of one counsel for the Investors (“Investor Counsel”), in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company’s executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

5.7 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors or Academic Institutes (each an “Investor Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors, Academic Institutes and/or certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are intended third-party beneficiaries of this Subsection 5.7 and shall have the right, power and authority to enforce the provisions of this Subsection 5.7 as though they were a party to this Agreement.

5.8 Right to Conduct Activities. The Company hereby agrees and acknowledges that the Investors (together with their Affiliates) are professional investment organizations, and as such review the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, the Investors and their Affiliates shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by an Investor (or its Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of the Investors (or their Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.9 Harassment Policy. The Company shall, within sixty (60) days following the Closing (as defined in the Purchase Agreement), adopt and thereafter maintain in effect (i) a Code of Conduct governing appropriate workplace behavior and (ii) an Anti-Harassment and Discrimination Policy prohibiting discrimination and harassment at the Company. Such policy shall be reviewed and approved by the Board of Directors.

5.10 FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment, or otherwise contribute any item of value, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), in each case, in violation of the FCPA, The Corruption of Foreign Public Officials Act (Canada) (the “CFPOA”), the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the CFPOA, the U.K. Bribery Act, or any other applicable anti-briery or anti-corruption law. Upon reasonable request, the Company agrees to provide to Investors responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware that the Company or any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA, CFPOA, the U.K. Bribery Act or any other applicable foreign or domestic anti-corruption law. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it whether now in existence or formed in the future, to comply with the FCPA, the CFPOA, the U.K. Bribery Act and any other applicable anti-bribery or anti-corruption law. The Company has a written anti-corruption program that shall be satisfactory to the Preferred Directors, pursuant to which the Company will implement and maintain appropriate systems, safeguards, policies, procedures and training sufficient to provide reasonable assurances that the Company, its directors, officers, employees and agents act in compliance with the FCPA, the CFPOA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

5.11 Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.5, 5.6 and 5.7, shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO (as defined in the Certificate of Incorporation), or (ii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

6.	Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) (A) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate or Permitted Transferee (as defined in the ROFR Agreement) of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) by means of such transfer receives at least twenty-five percent (25%) of the number of Registrable Securities originally held by the transferring Holder or (B) by a Stockholder to a transferee of Registrable Securities that is an Affiliate of such Stockholder; provided, however, that, in each case, (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, the Voting Agreement and the ROFR Agreement (in each case as a “Stockholder”). For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate, Permitted Transferee or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Cooley LLP, Attention: Divakar Gupta, 55 Hudson Yards, New York, NY 10001-2157 and if notice is given to Stockholders, a copy shall also be given to (i) Torys LLP, Attention: Cheryl Reicin, 1114 Avenue of the Americas, 23rd Floor, New York, NY 10036, (ii) Choate, Hall & Stewart, LLP, Attention: Brian P. Lenihan, Two International Place, Boston MA, 02110 and (iii) Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo LLP, 44 Montgomery Street, 36th Floor, San Francisco, CA 94104, Attention: Stephen M. Osborn, Esq.

(b) Consent to Electronic Notice. Each Stockholder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Stockholder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted Electronic Notice shall be ineffective and deemed to not have been given. Each Stockholder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Preferred Stock Majority; provided that the Company may in its sole discretion waive compliance with Subsection 2.11(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.11(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived (x) if such action adversely affects the rights of an Investor (in its capacity as such) in a manner that is different than the effect on the rights of other Investors (in their capacities as such) of the same class of securities without the written consent of such Investor (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction; provided, however, that if, after giving effect to such waiver of Section 4 with respect to a particular transaction, an Investor (a “Purchasing Investor”) purchases securities in such transaction or issuance, such waiver of the provisions of Section 4 shall be deemed to apply to each other Eligible Stockholder whose rights were waived or amended (each such Eligible Stockholder a “Non-Waiving Investor”) only if such Non-Waiving Investor has been provided the opportunity to purchase a pro rata share of the New Securities being offered by the Company in such transaction equivalent to the largest pro rata share of such New Securities purchased by any Purchasing Investor, subject to the notice and election periods set forth in Section 4) or (y) if such action adversely affects the rights of a Stockholder (in its capacity as such) in a manner that is different than the effect on the rights of other Stockholders (in their capacities as such) of the same class of securities without the written consent of such Stockholder; (b) Subsections 3.1 and 3.2, and any other section of this Agreement applicable to the Eligible Stockholders (including this clause (b) of this Subsection 6.6) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Eligible Stockholders; (c) Section 4 and any other section of this Agreement applicable to the Investors (including this clause (c) of this Subsection 6.6) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Investors; (d) Subsections 1.8(v), 1.44 and this clause (d) of this Subsection 6.6 may not be amended, modified, terminated or waived without the written consent of Surveyor; (e) Subsections 1.8(i), 1.27 and this clause (e) of this Subsection 6.6 may not be amended, modified, terminated or waived without the written consent of PFM, (f) Subsections 1.8(ii), 1.28 and this clause (f) of this Subsection 6.6 may not be amended, modified, terminated or waived without the written consent of Point72 and (g) the proviso in clause (a) of this sentence shall not be amended or waived to the detriment of any Eligible Stockholder without the consent of such Eligible Stockholder. Notwithstanding the foregoing, Schedule A and Schedule B hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Stockholder who becomes a party to this Agreement in accordance with Subsection 6.9. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Stockholders. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Stockholder” and an “Investor” for all purposes hereunder. No action or consent by the Stockholders shall be required for such joinder to this Agreement by such additional Stockholder, so long as such additional Stockholder has agreed in writing to be bound by all of the obligations as an “Stockholder” and an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto), the Voting Agreement, the ROFR Agreement and the Certificate of Incorporation constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

TURNSTONE BIOLOGICS CORP.

By:	/s/ Sammy Farah
Name:	Sammy Farah
Title:	Chief Executive Officer

Signature Page to Turnstone Biologies Corp.

Second Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

STOCKHOLDER:

PFM HEALTHCARE MASTER FUND, L.P.
By: PFM Health Sciences, LP, its investment advisor

By:	/s/ Yuan DuBord
Name:	Yuan DuBord
Title:	Chief Financial Officer

PARTNER INVESTMENTS, L.P.
By: PFM Health Sciences, LP, its investment advisor

By:	/s/ Yuan DuBord
Name:	Yuan DuBord
Title:	Chief Financial Officer

PFM HEALTHCARE GROWTH EQUITY HOLDINGS I, LLC
By: PFM Health Sciences GP, LLC, its member Manager

By:	/s/ Yuan DuBord
Name:	Yuan DuBord
Title:	Chief Financial Officer

VERSANT VANTAGE II, L.P.,
By: Versant Vantage II GP, L.P.

By: Versant Vantage II GP-GP, LLC Its: General Partner

By:	/s/ Jerel C. Davis
Name:	Jerel C. Davis
Title:	Managing Director

VERSANT VENTURE CAPITAL V, L.P.,
by its general Partner, Versant Ventures V, LLC

By:	/s/ Bradley J. Bolzon
Name:	Bradley J. Bolzon
Title:	Managing Director

VERSANT OPHTHALMIC AFFILIATES FUND I, L.P.,
by its general Partner, Versant Ventures V, LLC

By:	/s/ Bradley J. Bolzon
Name:	Bradley J. Bolzon
Title:	Managing Director

Signature Page to Turnstone Biologies Corp.

Second Amended and Restated Investors’ Rights Agreement

VERSANT AFFILIATES FUND V, L.P.,
by its general Partner, Versant Ventures V, LLC

By:	/s/ Bradley J. Bolzon
Name:	Bradley J. Bolzon
Title:	Managing Director

VERSANT VENTURE CAPITAL V (CANADA) LP,
by its general Partner, Versant Ventures V (Canada), L.P., by its general partner, Versant Ventures V GP-GP (Canada), Inc.

By:	/s/ Bradley J. Bolzon
Name:	Bradley J. Bolzon
Title:	Director

ORBIMED PRIVATE INVESTMENTS VI, LP
By: OrbiMed Capital GP VI LLC, its General Partner

By: OrbiMed Advisors LLC, its Managing Member

By:	/s/ Carl Gordon
Name:	Carl Gordon
Title:	Member

F-PRIME CAPITAL PARTNERS HEALTHCARE FUND V LP
By: F-Prime Capital Partners Healthcare Advisors Fund V LP, its general partner

By: Impresa Holdings LLC, its general partner

By: Impresa Management LLC, its managing member

By:	/s/ Mary Bevelock Pendergast
Name:	Mary Bevelock Pendergast
Title:	Vice President

F-PRIME CAPITAL PARTNERS HEALTHCARE ADVISORS FUND V LP
By: Impresa Holdings LLC, its general partner

By: Impresa Management LLC, its managing member

By:	/s/ Mary Bevelock Pendergast
Name:	Mary Bevelock Pendergast
Title:	Vice President

Signature Page to Turnstone Biologies Corp.

Second Amended and Restated Investors’ Rights Agreement

EIGHT ROADS INVESTMENTS

By:	/s/ Driaan Viljoe
Name:	Driaan Viljoen
Title:	Director

IMPRESA FUND III LIMITED PARTNERSHIP
By: Impresa Management LLC, its general partner

By:	/s/ B. Lane MacDonald
Name:	B. Lane MacDonald
Title:	President

NEW EMERGING MEDICAL OPPORTUNITIES FUND IV SCSp
By: Its Manager, Sectoral Asset Management Inc.

By:	/s/ Michael Sjöström
Name:	Michael Sjöström
Title:	Senior Partner

TERALYS CAPITAL INNOVATION FUND 2018 L.P.

By:	/s/ Cedric Bisson
Name:	Cedric Bisson
Title:	Partner

By:	/s/ Jacques Bernier
Name:	Jacques Bernier
Title:	Partner

QUANTUM MARABA LP
By: Sixty Degree Capital Inc., its general partner

By:	/s/ Jian Guo
Name:	Jian Guo
Title:	President

By:	/s/ Feng Zu
Name:	Feng Zu
Title:	Secretary

CITADEL MULTI-STRATEGY EQUITIES MASTER FUND LTD.
By: Citadel Advisors LLC, its portfolio manager

By:	/s/ Shellane Mulcahy
Name:	Shellane Mulcahy
Title:	Authorized Signatory

Signature Page to Turnstone Biologies Corp.

Second Amended and Restated Investors’ Rights Agreement

RIDGEBACK CAPITAL INVESTMENTS L.P.
By: Ridgeback Capital Management L.L.C., its Manager

By:	/s/ Christian Sheldon
Name:	Christian Sheldon
Title:	COO

CAAS CAPITAL MASTER FUND LP

By:	/s/ Frank Fu
Name:	Frank Fu
Title:	Managing Member

404 Bio, LLC

By:	/s/ Anargyros Giannakakos
Name:	Anargyros Giannakakos
Title:	Manager

POINT72 BIOTECH PRIVATE INVESTMENTS, LLC

By:	/s/ Vincent Tortorella
Name:	Vincent Tortorella
Title:	Authorized signatory

GC&H INVESTMENTS, L.P.
By: GC&H Management, LLC

By:	/s/ Jim Kindler
Name:	Jim Kindler
Title:	Authorized Signatory

GC&H INVESTMENTS A1, L.P.
By: GC&H Management, LLC

By:	/s/ Jim Kindler
Name:	Jim Kindler
Title:	Authorized Signatory

GARNAMARR, INC.

By:	/s/ David Stojdl
Name:	David Stojdl
Title:	President and Secretary

Signature Page to Turnstone Biologies Corp.

Second Amended and Restated Investors’ Rights Agreement

WEKOVAA SCIENTIFIC INC.

By:	/s/ Brian Lichty
Name:	Brian Lichty
Title:	President

FACIT INC.

By:	/s/ David O’Neill
Name:	David O’Neill
Title:	President

SKYBOX CAPITAL LLC

By:	/s/ Eric Vassilatos
Name:	Eric Vassilatos
Title:	Co-President and Treasurer of its Manager

By:	/s/ Jerry Bednyak
Name:	Jerry Bednyak
Title:	Co-President and Treasurer of its Manager

TAKEDA VENTURES, INC.

By:	/s/ Michael Martin
Name:	Michael Martin
Title:	Head of Takeda Ventures

NORTHLEAF VENTURE CATALYST FUND II LP
By: Northleaf Capital Partners (Canada) Ltd., its general partner

By:	/s/ Jeff Pentland
Name:	Jeff Pentland
Title:	Managing Director

By:	/s/ Michael Flood
Name:	Michael Flood
Title:	Managing Director

Signature Page to Turnstone Biologies Corp.

Second Amended and Restated Investors’ Rights Agreement

NORTHLEAF VENTURE CATALYST FUND (INTERNATIONAL) II LP
By: Northleaf Capital Partners (Canada) Ltd., its general partner

By:	/s/ Jeff Pentlan
Name:	Jeff Pentland
Title:	Managing Director

By:	/s/ Michael Flood
Name:	Michael Flood
Title:	Managing Director

MUTUAL FUND SERIES TRUST, ON BEHALF OF EVENTIDE HEALTHCARE & LIFE SCIENCES FUND

By:	/s/ Erik Naviloff
Name:	Erik Naviloff
Title:	Treasurer

BRACE PHARMACEUTICALS LLC

By:	/s/ Thiago Tavares
Name:	Thiago Tavares
Title:	CFO

Signature Page to Turnstone Biologies Corp.

Second Amended and Restated Investors’ Rights Agreement

SCHEDULE A

STOCKHOLDERS

PFM Healthcare Master Fund, L.P.

Partner Investments, L.P.

PFM Healthcare Growth Equity Holdings I, LLC

Point 72 Biotech Private Investments, LLC

F-Prime Capital Partners Healthcare Fund V LP

Impresa Fund III Limited Partnership

Eight Roads Investments

F-Prime Capital Partners Healthcare Advisors Fund V LP

FACIT, Inc.

Orbimed Private Investments VI, LP

Versant Venture Capital V, L.P.

Versant Ophthalmic Affiliates Fund I, L.P.

Versant Affiliates Fund V, L.P.

Versant Venture Capital V (Canada) LP

Versant Vantage II, L.P.

New Emerging Medical Opportunities Fund IV SCSp

Brace Pharmaceuticals LLC

Quantum Maraba LP

Fonds De Solidarité Des Travailleurs Du Québec (F.T.Q.)

New Emerging Medical Opportunities Fund IV SCSp

Teralys Capital Innovation Fund 2018 L.P.

GC&H Investments, L.P.

GC&H Investments A1, L.P.

Kris Elverum

Julia Pomoransky

Ottawa Hospital Research Institute

2667300 Ontario Inc

Children’s Hospital of Eastern Ontario Research Institute Inc.

Garnamarr Inc.

McMaster University Wekovaa Scientific Inc.

Eventide Healthcare & Life Sciences Fund

LTIC Direct LLC

Citadel Multi-Strategy Equities Master Fund Ltd.

Ridgeback Capital Investments L.P.

Takeda Ventures, Inc.

Northleaf Venture Catalyst Fund II LP

Northleaf Venture Catalyst Fund (International) II LP

CaaS Capital Master Fund LP

404 Bio, LLC

SCHEDULE B

INVESTORS

PFM Healthcare Master Fund, L.P.

Partner Investments, L.P.

PFM Healthcare Growth Equity Holdings I, LLC

Point72 Biotech Private Investments, LLC

New Emerging Medical Opportunities Fund IV SCSp

F-Prime Capital Partners Healthcare Fund V LP

FACIT, Inc.

Orbimed Private Investments VI, LP

Versant Venture Capital V, L.P.

Versant Ophthalmic Affiliates Fund I, L.P.

Versant Affiliates Fund V, L.P.

Versant Venture Capital V (Canada) LP

Versant Vantage II, L.P.

New Emerging Medical Opportunities Fund IV SCSp

Brace Pharmaceuticals LLC

Quantum Maraba LP

Fonds De Solidarité Des Travailleurs Du Québec (F.T.Q.)

Teralys Capital Innovation Fund 2018 L.P.

GC&H Investments, L.P.

GC&H Investments A1, L.P.

Eventide Healthcare & Life Sciences Fund

LTIC Direct LLC

Citadel Multi-Strategy Equities Master Fund Ltd.

Ridgeback Capital Investments L.P.

Takeda Ventures, Inc.

Northleaf Venture Catalyst Fund II LP

Northleaf Venture Catalyst Fund (International) II LP

CaaS Capital Master Fund LP

404 Bio, LLC